                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           WEST SUBURBAN BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                        WEST                 NOTICE OF 1998
                                      SUBURBAN               ANNUAL MEETING
                                      BANCORP,                    AND
                                        INC.                 PROXY STATEMENT

                             WEST SUBURBAN BANCORP, INC.
                                711 SOUTH MEYERS ROAD
                               LOMBARD, ILLINOIS  60148


                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD ON MAY 13, 1998




To the Shareholders of West Suburban Bancorp, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of West Suburban Bancorp, Inc., an Illinois corporation (the "Company"), will be held on Wednesday, May 13, 1998, at 8:00 A.M. local time, at the Company's headquarters located at 711 South Meyers Road, Lombard, Illinois 60148, for the purpose of considering and acting upon:

     1.   the election of five directors of the Company;


     2. the amendment of the Company's Articles of Incorporation to (i) combine and reclassify the existing separate classes of Class A Common Stock and Class B Common Stock into a single class of voting Common Stock, and (ii) reduce the number of votes per share of Common Stock from five votes per share to one vote per share;



     3. the amendment of the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from two
          (2) million to fifteen (15) million shares;



     4. the ratification of the engagement of Deloitte & Touche LLP as the independent auditors of the Company for the year ending December 31, 1998; and



     5. such other business as may properly come before the meeting or any adjournment or postponement thereof.


The Board of Directors has set the close of business on March 15, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The transfer books of the Company will not be closed.

                                   By Order of the Board of Directors,


April 20, 1998                    /s/   Kevin J. Acker
Lombard, Illinois                 ----------------------------------------
                                   Kevin J. Acker
                                   Chairman of the Board



                              YOUR VOTE IS IMPORTANT.
                          PLEASE SIGN, DATE AND RETURN THE
                             ACCOMPANYING PROXY PROMPTLY.

                             WEST SUBURBAN BANCORP, INC.

                                   PROXY STATEMENT



These proxy materials are furnished in connection with the solicitation by the Board of Directors of West Suburban Bancorp, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 13, 1998, at 8:00 A.M. local time, at the Company's headquarters located at 711 South Meyers Road, Lombard, Illinois 60148, and any adjournment or postponement thereof.

The Board of Directors of the Company would like to have all shareholders represented at this year's Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to complete, date and sign your proxy, then return it to the Company in the accompanying envelope. No postage need be affixed if mailed in the United States. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting. Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the Annual Meeting.


The Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed form of proxy will first be mailed to the shareholders of the Company on or about April 20, 1998. Your proxy is solicited by the Board of Directors and the cost of the solicitation, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of common stock of the Company, will be paid by the Company. Additionally, proxies may be solicited by personal interview, telephone or telegram by the officers, employees or directors of the Company or its subsidiaries, none of whom will receive any compensation for such solicitation in addition to his or her regular compensation.


The Company is a bank holding company registered under the Bank Holding Company Act of 1956. The Company's subsidiary, West Suburban Bank, Lombard, Illinois may be referred in this Proxy Statement as the "Bank." During the first quarter of 1997, the Bank received approvals from the Federal Deposit Insurance Corporation, the Office of the Illinois Commissioner of Banks and Real Estate and the Office of Thrift Supervision to merge its four bank subsidiaries and thrift subsidiary into one state chartered bank under the name "West Suburban Bank." On May 17, 1997, the Company's subsidiaries were merged, and, since that date, the Company has conducted its banking activities through its single bank subsidiary.

As of March 15, 1998, the Company had two classes of outstanding voting securities entitled to vote at the Annual Meeting. As of that date, there were outstanding 347,015 shares of Class A Common Stock, no par value (the "Company Class A Stock"), and 85,480 shares of Class B Common Stock, no par value (the "Company Class B Stock"). The Company Class A Stock and the Company Class B Stock are sometimes hereafter collectively referred to as the "Company Common Stock." Each share of Company Common Stock is entitled to five votes and the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), do not provide for cumulative voting.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing written notice of such revocation with the Secretary of the Company, submitting a duly executed proxy bearing a later date, or appearing at the Annual Meeting and giving the Secretary of the Company notice of his or her intention to vote in person.


A majority of the shares of Company Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions are considered present at the Annual Meeting and counted in determining whether a quorum is present. Shares represented by broker non-votes are not considered present at the Annual Meeting and are not counted in determining whether a quorum is present. In the election of directors and all other matters voted upon (except for Proposals 2 and 3) if a quorum is present, the affirmative vote of a majority of the shares of Company Common Stock present at the Annual Meeting shall constitute shareholder approval. In the matter of Proposals 2 and 3, if a quorum is present, the affirmative vote of 2/3 of the shares of Company Common Stock issued and outstanding shall constitute shareholder approval. With respect to all matters, abstentions and broker non-votes will be counted as "no" votes in determining the number of shares voted for or against any proposal.

An Annual Report for the year ended December 31, 1997, containing financial and other information pertaining to the Company, is included herewith. The consolidated financial statements of the Company and the Bank, which are contained in the Annual Report, are incorporated herein by reference. The mailing address of the Company's principal executive offices is 711 South Meyers Road, Lombard, Illinois 60148.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Annual Meeting on May 13, 1998, five directors are to be elected to serve on the Company's Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. It is the intention of the persons named as proxies on the enclosed form of proxy to vote such proxy, unless indicated otherwise by the shareholder, in favor of the election of the nominees named below.

If for any reason any of the nominees shall become unavailable for election, the proxy will be voted for nominees selected by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee would not be available for election. The vote of a majority of the shares of Company Common Stock represented in person or by proxy at the Annual Meeting will be required to elect the nominees named below to the Company's Board of Directors. The Board of Directors nominates individuals to serve on the Board of Directors of the Company. Additionally, the Board may consider nominations submitted in writing by shareholders.

THE NOMINEES

Information concerning the nominees for election to the Company's Board of Directors, as of March 15, 1998, is set forth below:

                                 Positions Held with         Director   Years with
     Name             Age           the Company               Since      Company
     ----             ---        --------------------        --------   ----------

 Kevin J. Acker       48    Chairman of the Board, Vice        1986       12
                            President and Director

 David S. Bell        45    Director                           1995       3

 Duane G. Debs        41    President, Chief Financial         1997       11
                            Officer and Director

 Charles P. Howard    45    Director                           1994       4

 Peggy P. LoCicero    42    Director                           1994       4


The business experience of each of the above-mentioned nominees for the past five or more years, and certain other biographical information, is set forth below:

KEVIN J. ACKER. Mr. Acker became Chairman of the Board during 1993 and has been a Vice President and director of the Company since it was incorporated in 1986. He received his M.B.A. from Indiana University in 1973. Kevin Acker is the son of Ralph Acker and the brother of Keith W. Acker, Chief Operations Officer and Vice President of the Company and President of the Bank, and Craig R. Acker, a director of the Bank.

DAVID S. BELL. Mr. Bell served as director of the Bank from 1990 to May 1997. From 1974 to present, he has maintained a Certified Public Accounting practice. Mr. Bell is a partner in Lexington Square Senior and Health Care Centers. He received a B.S. and M.B.A. degree from Northern Illinois University in DeKalb, Illinois and an M.S. degree from DePaul University in Chicago and his certified public accountant's certificate from the State of Illinois. Mr. Bell is the son of James Bell, a director emeritus of the Bank.

DUANE G. DEBS. Mr. Debs is the President and Chief Financial Officer of the Company. Mr. Debs served as Vice President of the Bank from 1987 to May 1997, and has served as Senior Vice President of the Bank since May 1997. Mr. Debs has also served as Comptroller of the Bank since 1987. He received a B.S. degree from Illinois State University in Bloomington/Normal, Illinois and his certified public accountant's certificate from the State of Illinois in 1980.

CHARLES P. HOWARD. Mr. Howard served as Business Operations Director of Inner City Impact since May 1995. From 1993 to May 1995 he served as Vice President of Howard Concrete Company, Inc. He received a B.A. from Trinity College in 1990 and an M.A. from Wheaton College.

PEGGY P. LOCICERO. Ms. LoCicero served as Cashier of the Bank from 1985 to 1987 and served as director from 1987 to May 1997. She received a B.A. degree from Elmhurst College in 1977.

The Company's Board of Directors held four meetings during 1997. The average attendance at the aggregate number of meetings of the Board of Directors was 100% in 1997 and no director attended fewer than 100% of the aggregate number of meetings of the Board of Directors. The Company's Board of Directors does not maintain any standing committees.

From May through December 1997, each director of the Company received a monthly Board retainer of $1,000. In addition, during 1997, Messrs. Acker, Bell and Debs and Ms. LoCicero each received $2,000 for serving as directors of the Bank or the Company's former bank subsidiaries. Mr. Bell received an additional $1,250, Mr. Howard an additional $250 and Ms. LoCicero an additional $500 for serving on the various committees of the Bank.


                            _____________________________

                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR
                       SHARES FOR THE ELECTION OF THE NOMINEES
                            _____________________________




PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO COMBINE THE EXISTING CLASSES OF COMMON STOCK AND REDUCE THE NUMBER OF VOTES PER SHARE



The Board of Directors has approved, and recommends to the shareholders that they adopt, an amendment to the Company's Articles of Incorporation that would
(i) combine and reclassify the existing separate classes of Class A Common Stock and Class B Common Stock into a single class of voting Common Stock (as defined below), and (ii) reduce the number of votes per share of Common Stock from five votes per share to one vote per share. The term "Common Stock" shall refer to the single class of common stock that the Company would be authorized to issue assuming Proposal 2 is approved by the Company shareholders.



At its inception, the Company had only one class of common stock, which was issued in connection with the Company's acquisition of its former bank subsidiaries (which have subsequently been merged into the Bank) to the former shareholders of such bank subsidiaries in exchange for the capital stock of such bank subsidiaries. In connection with a subsequent public offering of the Company's Class B Common Stock, the Company determined that it would be in the best interests of the Company and its shareholders to reclassify the Company's common stock into two separate classes. The then outstanding common stock was reclassified as Class A Common Stock, a class having five votes per share, and the stock proposed to be issued pursuant to the public offering was classified as Class B Common Stock, a class having one vote per share. The Company believed that this was advisable in order to insure that a change of control of the Company did not occur as a result of the proposed public offering. After the consummation of the public offering, the Company revisited this issue and determined that no single person purchased large blocks of the

Class B Common Stock and that the persons who purchased the Class B Common Stock had substantially the same interests as the Company. As a result, the Company determined that an amendment to the Company's Articles of Incorporation which would provide the holders of Class B Common Stock with the same voting rights as holders of Class A Common Stock would not subject the Company to the threat of a change of control.



As a result of the foregoing events, currently both the Class A Common Stock and the Class B Common Stock have voting rights and are identical in every respect.



The Board of Directors has determined that there is no longer a need for the Company to maintain separate classes of Company Common Stock and that it is simpler, clearer and in the best interests of the Company to have only one class of Common Stock, which will carry with it full voting rights. The Board believes that the combination of the two classes of Company Common Stock will reduce administrative burdens and eliminate confusion surrounding the fact that, despite their different names, the Class A Common Stock and Class B Common Stock are identical in every respect.



Currently, each holder of Company Common Stock (regardless of whether such shareholder holds Class A Common Stock or Class B Common Stock) is entitled to five votes per share on all matters acted upon by the shareholders. The Board of Directors has determined that there is no longer a need for shareholders to have five votes for every one share of Company Common Stock owned by such shareholder and that it is simpler, clearer and in the best interests of the Company to allow each shareholder one vote per share of Common Stock held by such shareholder. Because each share of Company Common Stock presently is entitled to five votes on all matters acted upon by the shareholders, the approval by the shareholders of this Proposal 2, which approval would reduce the number of votes per share from five to one, would have no effect whatsoever on the voting power of each shareholder. The approval by the shareholders of this Proposal 2 would merely be a change in the form of, and not a change in the substance of, the voting power of each shareholder. Thus, the only effect the approval of this Proposal 2 would have relative to the voting power of each shareholder would be to cause the number of votes of each shareholder to correspond to the number of shares held by each shareholder on a 1:1 basis instead of a 5:1 basis.


Accordingly, the Board of Directors recommends that the shareholders approve this Proposal 2 to amend Article Four of the Articles of Incorporation to read as follows:

     "Article Four Paragraph 1:  The authorized shares shall be:



     Class               Par Value Per Share      Number of Shares Authorized
     -----               -------------------      ---------------------------
     Common Stock        None                     2 million



     Article Four Paragraph 2: The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class are:

     Each holder of Common Stock shall be allowed one (1) vote per share of Common Stock on all matters acted upon by the Shareholders."

If Proposal 2 is approved by shareholders holding the requisite number of shares of Company Common Stock, the Company intends to effectuate the amendment to the Articles of Incorporation such that, upon filing of such amendment, each share of Class A Common Stock and each share of Class B Common Stock currently outstanding is automatically deemed and is designated as Common Stock having all rights as set forth in the Articles of Incorporation.

Adoption of this Proposal 2 requires the affirmative vote of holders of 2/3 of the shares of Company Common Stock issued and outstanding.

                            _____________________________


              THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES FOR THE
                PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO COMBINE THE EXISTING CLASSES OF COMMON STOCK AND
                        REDUCE THE NUMBER OF VOTES PER SHARE

                            _____________________________


PROPOSAL 3:    APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES



The Board of Directors has approved, and recommends to the shareholder that they adopt, an amendment to the Company's Articles of Incorporation that would increase the number of authorized shares of Common Stock from two (2) million to fifteen (15) million shares. Although this Proposal 3 will be voted upon separately by the shareholders, the Board of Directors does not intend to implement Proposal 3 unless Proposal 2 is also approved by the requisite holders and implemented by the Company. The additional shares of Common Stock for which authorization is sought would be a part of the combined and reclassified class of Common Stock discussed in Proposal 2 and, if and when issued, would have the same rights and privileges as the shares of Common Stock (Class A or Class B) presently outstanding (which shares shall be combined and reclassified into one class of Common Stock upon approval of Proposal 2 by the requisite holders).



The Board of Directors believes that an increase in the number of shares of authorized Common Stock as contemplated herein would benefit the Company and its shareholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including possible financing and acquisition transactions, stock splits or dividends, issuances of shares in connection with employee benefit programs and other general corporate purposes. While the currently authorized shares are sufficient to provide for the Company's present needs, having such authorized shares available for issuance in the future would give the Company greater flexibility to respond to future developments and a variety of possible transactions and allow Common Stock to be issued without the expense and delay of a special meeting of shareholders. The Company has no current plans to issue additional shares of capital stock, nor are there any present plans or arrangements with respect to the issuance of the increased authorized shares. Unless otherwise required by applicable law or regulation, the additional shares of Common Stock would be issuable without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board of Directors.



The authorization of additional shares of Common Stock pursuant to this Proposal 3 will have no dilutive effect upon the proportionate voting power of the present shareholders of the Company. However, to the extent that shares are subsequently issued to persons other than the present shareholders and/or in proportions other than the proportion that presently exists, such issuance could have a substantial dilutive effect on present shareholders.

The Board of Directors believes, however, that the proposed amendment to Article Four of the Articles of Incorporation will provide several long-term benefits to the Company and its shareholders, including the flexibility to pursue acquisitions in exchange for Common Stock. While the Company has no specific plans, proposals, understandings or agreements for any such acquisition, the issuance of additional shares of Common Stock for an acquisition may have a dilutive effect on earnings per share and book value per share, as well as a dilutive effect on the voting power of existing shareholders. The Company would expect that any such dilutive effect on earnings per share and/or book value per share would be relatively short-term in duration.



The issuance of additional shares of Common Stock also may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger. The proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult an attempt by another person or entity to obtain control of the Company, though the Board of Directors has no present intention of issuing additional shares of such purposes and no present knowledge of any such takeover efforts.



Accordingly, the Board of Directors recommends that the shareholders approve this Proposal 3 to amend Article Four of the Articles of Incorporation to increase the total number of authorized shares of Common Stock from two (2) million to fifteen (15) million. The implementation of this Proposal 3 is dependent upon the approval and implementation of Proposal 2 herein. If Proposal 2 is not approved by the requisite holders, or the amendment proposed therein is not consummated for any other reason, the amendment to the Articles of Incorporation as proposed in this Proposal 3 likewise will not be implemented.



Adoption of this Proposal 3 requires the affirmative vote of holders of 2/3 of the shares of Company Common Stock issued and outstanding.


                            _____________________________


              THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES FOR THE
                PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
                    TO INCREASE THE NUMBER OF AUTHORIZED SHARES

                            _____________________________



PROPOSAL 4:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS


The Board of Directors has engaged Deloitte & Touche LLP to audit the consolidated financial statements of the Company and the Bank for the year ending December 31, 1998, subject to the ratification of the engagement by the Company's shareholders. Deloitte & Touche LLP has been the Company's independent auditors for the past five years. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and to be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires. If the appointment of the independent auditors is not ratified, the matter of the appointment of the independent auditors will be considered by the Board of Directors.

                            _____________________________

                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR
        SHARES FOR THE RATIFICATION OF THE ENGAGEMENT OF DELOITTE & TOUCHE LLP
                            _____________________________


                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 15, 1998, to the knowledge of the Company's Board of Directors, the following persons were beneficial owners of more than five percent (5%) of either class of Company Common Stock.



                           Name and Address of              Amount and Nature of
 Title of Class              Beneficial Owner             Beneficial Ownership (1)       Percentage of Class
 --------------    -----------------------------------    -----------------------        --------------------
  Common Stock              Keith W. Acker(2)                    22,520  - Class A           6.49% - Class A
                   c/o West Suburban Bancorp, Inc. 711            2,493  - Class B           2.92% - Class B
                            South Meyers Road
                            Lombard, IL  60148

  Common Stock              Craig R. Acker(2)                    19,669  - Class A           5.67% - Class A
                   c/o West Suburban Bancorp, Inc. 711            2,458  - Class B           2.88% - Class B
                            South Meyers Road
                            Lombard, IL  60148

  Common Stock              Kevin J. Acker(2)                    18,616  - Class A           5.36% - Class A
                     c/o West Suburban Bancorp, Inc.              2,198  - Class B           2.57% - Class B
                          711 South Meyers Road
                            Lombard, IL  60148

  Common Stock                  James Bell                       19,338  - Class A           5.57% - Class A
                     c/o West Suburban Bancorp, Inc.              1,024  - Class B           1.20% - Class B
                          711 South Meyers Road
                            Lombard, IL 60148

______________________________________

(1) The information contained in this column is based upon information furnished to the Company by the individuals named above. Includes shares held directly or held by certain members of the named individuals' families over which shares the named individuals may be deemed to have shared voting and investment power and stock beneficially owned through West Suburban Bank Employee Stock Ownership Plan and Trust. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2) A member of the Acker family. The Acker family consists of Ralph L. and Arlis Acker, Keith W. Acker, Kevin J. Acker, Craig R. Acker and Alana S. Acker and their related interests, and owns, in aggregate, 77,643 shares of Company Class A Stock and 9,132 shares of Company Class B Stock.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 15, 1998, with respect to the shares of the Company Common Stock beneficially owned by: (i) each executive officer listed in the Summary Compensation Table; (ii) each nominee for election as a director; (iii) all executive officers and directors of the Company as a group; and (iv) all directors and executive officers of the Company and the Bank as a group.


          Name and Positions With Company                  Amount and Nature of
            (unless otherwise specified)                 Beneficial Ownership (1)       Percentage of Class
  -------------------------------------------------      ------------------------       -------------------
                   Kevin J. Acker                            18,616 - Class A             5.36% - Class A
 Chairman of the Board, Vice President and Director           2,198 - Class B             2.57% - Class B
  of the Company and Senior Vice President of the
                        Bank

                   David S. Bell                                418 - Class A             0.12% - Class A
              Director of the Company                           334 - Class B             0.39% - Class B

                   Duane G. Debs                                522 - Class A             0.15% - Class A
 President, Chief Financial Officer and Director of             156 - Class B             0.18% - Class B
     the Company and Senior Vice President and
              Comptroller of the Bank



          Name and Positions With Company                  Amount and Nature of
            (unless otherwise specified)                 Beneficial Ownership (1)       Percentage of Class
  -------------------------------------------------      ------------------------       -------------------
                 Charles P. Howard                           12,423 - Class A             3.58% - Class A
              Director of the Company                         1,497 - Class B             1.75% - Class B

                 Peggy P. LoCicero                            6,195 - Class A             1.79% - Class A
              Director of the Company                           638 - Class B             0.75% - Class B

                   Keith W. Acker                            22,520 - Class A             6.49% - Class A
    Chief Operations Officer of the Company and               2,493 - Class B             2.92% - Class B
         President and Director of the Bank

                Michael P. Brosnahan                            642 - Class A             0.19% - Class A
   Vice President of the Company and Senior Vice                438 - Class B             0.51% - Class B
            President, Loans of the Bank

All directors and executive officers of the Company          61,336 - Class A            17.68% - Class A
               as a group (7 persons)                         7,754 - Class B             9.07% - Class B

All directors and executive officers of the Company         140,932 - Class A            40.61% - Class A
        and the Bank as a group (29 persons)                 23,513 - Class B            27.51% - Class B


______________________________________

(1) Includes stock beneficially owned through the West Suburban Bank Employee Stock Ownership Plan and Trust. The information contained in this column is based upon information furnished to the Company by the individuals named above and the members of the designated group and includes shares held directly and in a fiduciary capacity, and held by certain members of the named individuals' families over which shares of the named individuals may be deemed to have shared voting and investment power. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of the Company Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the Company's shares of Company Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms furnished to the Company and, if appropriate, representations made to the Company by any such reporting person concerning whether a Form 5 was required to be filed for the 1997 fiscal year, the Company is not aware that any of its directors and executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the period commencing January 1, 1997 through December 31, 1997.


                                EXECUTIVE COMPENSATION

Presented below is a Summary Compensation Table that sets forth the remuneration of the Company's Chief Executive Officer and the three executive officers of the Company (and the Bank) whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997:


                                     SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                                       ---------------------
          Name and
          Principal                                                   All Other
          Position                Year     Salary(1)     Bonus     Compensation(2)
          --------                ----     ---------     -------   ----------------
Kevin J. Acker                    1997     $242,679      $25,000       $24,000
Chairman of the Board, Vice       1996     $232,416      $25,000       $27,677
President and Director of         1995     $222,377      $25,000       $22,500
the Company and Senior Vice
President of the Bank

Keith W. Acker                    1997     $242,680      $25,000       $24,000
Chief Operations Officer of       1996     $232,316      $25,000       $27,677
the Company and President         1995     $222,377      $25,000       $22,500
and Director of the Bank

Michael P. Brosnahan              1997     $208,425      $15,000       $24,000
Vice President of the             1996     $164,204      $15,000       $27,677
Company and Senior Vice           1995     $156,745      $15,000       $22,500
President, Loans of the Bank

Duane G. Debs                     1997     $187,654      $25,000       $24,000
President, Chief Financial        1996     $118,064      $25,000       $17,710
Officer and Director of the       1995     $100,108      $10,000       $15,016
Company and Senior Vice
President and Comptroller
of the Bank

______________________________________

(1) Includes amounts deferred pursuant to certain Deferred Compensation Agreements (as defined below) between the Bank and the named executive officers.


(2) Represents contributions by the Bank to the West Suburban Bank Employee Stock Ownership Plan and Trust (the "ESOP").



REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING REPORT UNLESS THE REPORT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.


As members of the Board of Directors, it is our duty to review compensation levels of members of management, evaluate the performance of management, consider management succession and other related matters. In addition, we administer the Company's various incentive plans, including the West Suburban Bank ESOP. The Board of Directors reviews in detail all aspects of compensation of its executive officers.


The Company has an Executive Compensation Committee comprised of the following individuals: Mr. Craig Acker, director of the Bank; Mr. Charles P. Howard, director of the Company; Mr. Walter Myers, director of the Bank and Mr. John Williams, director of the Bank.


The Company has entered into employment and deferred compensation agreements with its executive officers. The agreements establish compensation packages that consist principally of a base salary amount, a deferred amount and a benefit under the Company's ESOP, as well as a discretionary bonus that has generally been awarded depending upon the performance of the Company. During 1997, the Board of Directors determined that a return on assets of 1.71%, total net income of $21.8 million, net income per share of $50.37 and growth in assets of 4.7% were sufficient to award bonus amounts of $25,000 to Messrs. Acker, Acker and Debs and $15,000 to Mr. Brosnahan. The employment agreements also provide for certain payments upon an involuntary termination of the executive officer's employment or upon a termination following a change in control of the Company. Participation in the ESOP is not only intended to provide a retirement benefit to the executive officers, but is intended to represent a form of incentive compensation that is directly contingent upon the performance of the Company. Increases in compensation of the executive officers during 1997 were generally consistent with the increases that were granted to non-executive officer employees of the Company and were intended to allow the Company to remain competitive within its market area. The Company did not employ a separate methodology to review the compensation of its chief executive.

As in prior years, the Executive Compensation Committee retained Deloitte & Touche LLP to provide it with comparative information so as to enable the Company to evaluate the manner in which the compensation levels of its executive officers compare to peer organizations. Deloitte & Touche LLP concluded that the total direct compensation for the executive officers, as a group, of the Company was not in excess of the compensation levels of peer organizations within the Company's market area. Based upon the information compiled by Deloitte & Touche LLP as well as other relevant information, the Executive Compensation Committee made recommendations as to the compensation of the Company's executive officers for the year 1998. After considering the information prepared by, and the recommendations of, the Executive Compensation Committee, the Board of Directors affirmed and ratified their actions and conclusions.


The Board of Directors does not believe that the limitations on the deductibility of executive compensation imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended, will affect the deductibility of compensation expected to be paid during 1998 to the Company's executives. However, the Board of Directors will continue to evaluate the impact which
Section 162(m) may have on the Company and take such actions as it deems appropriate.

                      Submitted by the Board of the Directors of the Company

                                                              Kevin J. Acker
                                                               David S. Bell
                                                               Duane G. Debs
                                                           Charles P. Howard
                                                           Peggy P. LoCicero

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING REPORT UNLESS THE REPORT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has selected a peer group consisting of the following eight regional multi-bank holding companies located in the midwest: AMCORE Financial, Inc., First Busey Corporation, First Oak Brook Bancshares, Inc., Heritage Financial Services, Merchants Bancorp, Inc., Old Second Bancorp, Inc., Pinnacle Banc Group, Inc. and Grand Premier Financial Inc. These companies were selected based on their similarity in size, loan portfolio and business areas to the Company.


                                      [GRAPH]

The following table sets forth the dollar amounts of the annual Total Returns (as defined below) for the Company, the peer group and the S&P 500 Stock Index which are plotted on the above line graph. "Total Return" shall mean the sum of dividends received, assuming dividend reinvestment, and the increase (or decrease) in the share price at the end of the period compared to the beginning of the period, divided by the share price at the beginning of the period.


                       Total Return Based on Initial Investment of $100
              ------------------------------------------------------------------
                1992       1993        1994       1995       1996         1997
              -------     -------   ---------    -------    -------    ---------
The Company   $100.00     $116.27    $127.69     $148.26    $183.61     $220.03

Peer Group    $100.00     $127.54    $128.77     $149.49    $177.56     $280.92

S&P 500       $100.00     $110.08    $111.53     $153.45    $188.68     $251.64


The Total Returns of the companies included in the above peer group have been assigned various weights based on their relative market capitalizations. The weights assigned to each company included in the above peer group are as follows:


                                              Annual Market Capitalization Weights (%)
                                       -------------------------------------------------------
                                         1993       1994        1995       1996       1997
                                        -----       -----       -----      -----      -----

AMCORE Financial, Inc.                  26.7%       30.7%       32.1%      32.7%      30.0%
First Busey Corporation                 12.2%       12.7%       13.5%       7.9%      10.4%
First Oak Brook Bancshares, Inc.         3.2%        3.3%        3.9%       4.3%       3.4%
Heritage Financial Services             18.9%       16.1%       15.9%      17.6%      13.2%
Merchants Bancorp, Inc.                  5.4%        7.0%        6.7%       8.4%       6.3%
Old Second Bancorp, Inc.                 8.9%       10.7%       11.5%      12.2%       9.5%
Pinnacle Banc Group, Inc.               24.7%       19.5%       16.4%      16.9%      11.4%
Grand Premier Financial Inc.             0.0%        0.0%        0.0%       0.0%      15.8%
                                         ----        ----        ----      -----     -----
                                         100%        100%        100%       100%       100%
                                         ----        ----        ----      -----     -----
                                         ----        ----        ----      -----     -----

EMPLOYMENT AGREEMENTS

The Company has entered into Employment Agreements effective May 1, 1997 (the "Employment Agreements") with certain executive officers of the Company and the Bank, including each of the individuals named in the Summary Compensation Table (the "Covered Executives"). The purpose of the Employment Agreements is to ensure the continued employment of the executive officers with the Company and the Bank. Generally, the Employment Agreements of the Covered Executives are identical except for differences in the cash compensation and incentive payments of the Covered Executives.


The Employment Agreements provide for: an initial annual base salary during 1997 equal to $217,878 for Kevin Acker and Keith Acker; $185,000 for Michael Brosnahan and $161,000 for Duane Debs and eligibility for Company sponsored employee benefits. The Covered Executives (other than Mr. Brosnahan who received a $15,000 bonus for 1997) also received a cash bonus in the amount of $25,000 based on certain factors that included the performance of the Company. The Employment Agreements have an initial term which ends December 31, 1999, and each extends annually for an additional one-year period unless the Company or a Covered Executive provides a notice of non-renewal at least 60 days prior to the anniversary thereof. Each Employment Agreement will terminate upon the Covered Executive's death or disability. The Company is obligated to pay or provide to the Covered Executive salary and benefits until the expiration of the then current term of the Employment Agreement upon involuntary termination of employment, nonextension of the agreement or constructive termination by the Company, other than termination for "cause", which is defined to include, without limitation, a material violation by the Covered Executive of any applicable material law or regulation with respect to the Company's business, the conviction of the Covered Executive of a felony or the willful or negligent failure of the Covered Executive to perform his duties under the Employment Agreement. Under certain circumstances, upon voluntary termination of employment by the Covered Executive, he shall be entitled to a payment equal to, in the case of Messrs. Debs and Brosnahan, nine time his then current monthly base salary and deferred compensation, and, in the case of Messrs. Keith and Kevin Acker, one and one-half times his then current annual base salary and deferred compensation. In all instances the Covered Executive is subject to confidentiality requirements following any such termination.

In the event of a "change in control" of the Company, as defined under the Employment Agreements, and the involuntary or voluntary termination of employment of the Covered Executive, either the Company or its successor is obligated to make a lump sum payment equal to three times the Covered Executive's then current annual base salary, and to continue health, life and disability benefits for three years. Such payment and benefits are limited to the maximum golden parachute amount allowable under the Internal Revenue Code of 1986, as amended.

DEFERRED COMPENSATION AGREEMENTS

The Company has entered into Deferred Compensation and Split-Dollar Insurance Agreements effective May 1, 1997 (the "Deferred Compensation Agreements") with certain executive officers of the Company and the Bank, including each of the individuals named in the Summary Compensation Table. The purpose of the Deferred Compensation Agreements is to ensure the continued employment of the executive officers with the Company and the Bank and to assist the executives in establishing a program to provide supplemental retirement benefits, disability and pre-retirement death benefits. The amount of the benefits deferred by the Company's Chief Executive Officer and the three most highly compensated executives is included in the Summary Compensation Table under the Salary column.


                TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

Some of the directors and officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of the Bank in the ordinary course of business, and/or are indebted to the Bank for loans in the amount of $60,000 or more, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans, however, were made in the ordinary course of business, did not involve more than the normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans made by the Bank in transactions with unaffiliated persons, although directors and officers were regularly allowed the lowest interest rate given to others on personal loans.


                              PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company, 711 South Meyers Road, Lombard, Illinois 60148, no later than December 1, 1998 in order for such proposal to be included in the Company's 1999 Proxy Statement.


                              FAILURE TO INDICATE CHOICE


IF ANY SHAREHOLDER FAILS TO INDICATE A CHOICE IN PROPOSAL (1) ON THE PROXY, THE SHARES OF SUCH SHAREHOLDER SHALL BE VOTED (FOR) EACH OF THE NOMINEES. IF ANY SHAREHOLDER FAILS TO INDICATE A CHOICE IN PROPOSAL (2), (3) OR (4) ON THE PROXY, THE SHARES OF SUCH SHAREHOLDER SHALL BE VOTED (FOR) SUCH PROPOSAL.



                                      FORM 10-K

The Company will furnish without charge a copy of its report on Form 10-K for the fiscal year ended December 31, 1997, including the financial statements and the schedules and exhibits thereto, upon written request of any shareholder of the Company. Requests for such materials should be directed to Mr. Duane G. Debs, President, West Suburban Bancorp, Inc., 711 South Meyers Road, Lombard, Illinois 60148.

                              OTHER BUSINESS

It is not anticipated that any matters will be presented to the shareholders other than those mentioned in this Proxy Statement. However, if other matters are brought before the meeting, it is intended that the persons named in the proxies will vote those proxies, insofar as the same are not limited to the contrary, in their discretion.

                                        By Order of the Board of Directors,


April 20, 1998                           /s/   Kevin J. Acker
Lombard, Illinois                       -----------------------------------
                                        Kevin J. Acker
                                        Chairman of the Board

                          ALL SHAREHOLDERS ARE REQUESTED
                      TO SIGN AND MAIL THEIR PROXIES PROMPTLY

                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                            WEST SUBURBAN BANCORP, INC.

                              TO BE HELD ON MAY 13, 1998

The undersigned hereby appoints Keith W. Acker and George E. Ranstead and each or either of them with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of West Suburban Bancorp, Inc. to be held at 711 South Meyers Road, Lombard, Illinois on the 13th day of May, 1998 at 8:00 A.M. local time, or at any adjournment or postponement thereof, upon the matters set forth in the Notice of the Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged:



1.   ELECTION OF DIRECTORS.
                              FOR    AGAINST   ABSTAIN
     Kevin J. Acker           / /       / /       / /
     David S. Bell            / /       / /       / /
     Duane G. Debs            / /       / /       / /
     Charles P. Howard        / /       / /       / /
     Peggy P. LoCicero        / /       / /       / /

2.   AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO COMBINE THE
     EXISTING CLASSES OF COMMON STOCK AND REDUCE THE NUMBER OF VOTES PER SHARE.

                              FOR    AGAINST   ABSTAIN
                              / /      / /       / /

3.   AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER
     OF AUTHORIZED SHARES.

                             FOR    AGAINST   ABSTAIN
                             / /      / /       / /

4.   RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT
     AUDITORS.

                            FOR     AGAINST   ABSTAIN
                            / /      / /       / /

5.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
     BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR
     ADJOURNMENTS THEREOF.




THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "FOR" PROPOSAL 4.


Dated:______________________, 1998

Please Sign Here:______________________________________________________

Print Name:____________________________________________________________


NOTE: Please date proxy and SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THE COMPANY'S RECORDS. ALL JOINT OWNERS OF SHARES MUST SIGN IN ORDER FOR THE PROXY TO BE VALID. State full title when signing as executor, administrator, trustee, guardian, etc. Please return proxy in the enclosed envelope.